Exhibit 99.1
KINDER MORGAN REPORTS FIRST QUARTER 2026
FINANCIAL RESULTS
Substantial financial outperformance in the quarter
Earnings per share (EPS) 38% greater than 2025; Adjusted EPS up 41%

HOUSTON, April 22, 2026 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2975 per share for the first quarter ($1.19 annualized), payable on May 15, 2026, to stockholders of record as of the close of business on May 4, 2026. This dividend is a 2% increase over the first quarter of 2025.

KMI is reporting:

•First quarter net income attributable to KMI of $976 million versus $717 million in the first quarter of 2025. Adjusted Net Income Attributable to KMI, excluding Certain Items, was $1,063 million, 39% higher than the first quarter of 2025.

•Adjusted EBITDA of $2,539 million, up 18% versus the first quarter of 2025.

•Earnings per share (EPS) of $0.44, up 38% versus the first quarter of 2025; and Adjusted EPS of $0.48, up 41% versus the first quarter of 2025.

“The geopolitical landscape became even more turbulent this quarter, with conflict in the Middle East joining the ongoing war in Ukraine as a source of significant commodity price volatility,” said Executive Chairman Richard D. Kinder. “As a fee-based midstream energy company with highly creditworthy shippers, we are largely insulated from that volatility. Longer-term, these global conflicts highlight the benefits of securing liquified natural gas (LNG) supplies from the United States, driving incremental demand for the services we provide those shippers. And apart from geopolitics, projections for domestic natural gas demand growth, particularly in the power sector, continue to be robust.

“We believe we will continue to thrive as a company by remaining disciplined and committed to our original strategy—owning high‑quality midstream energy assets supported by long‑term, take‑or‑pay, fee‑based contracts with creditworthy customers,” Kinder said. “This foundation gives us confidence in our ability to continue delivering consistent cash flows, attractive growth, and long‑term shareholder value for many years to come.”

“For the quarter all of our business segments were well up, excluding Certain Items, versus the first quarter of 2025. Our Natural Gas Pipelines segment drove the bulk of that outperformance, benefiting from winter storm Fern and extended cold weather. The company delivered first quarter 2026 net income attributable to KMI of $976 million, 36% higher than the first quarter of 2025 — while Adjusted EPS and Adjusted EBITDA were 41% and 18% higher, respectively, than the first quarter of 2025,” said Chief Executive Officer Kim Dang.

“In the first quarter, we continued to internally fund high-quality capital projects while generating cash flow from operations of $1.5 billion and free cash flow (FCF) after capital expenditures of $0.7 billion, up 28% and 73%, respectively, from the prior year period. Our balance sheet remains healthy, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 3.6 times.

“We were also pleased this quarter to receive an upgrade from Moody’s, which joined the other two rating agencies in classifying the company as the equivalent of BBB+. This is a recognition of the work so many in the company have done over the years to achieve robust earnings, strong projected growth, and a very healthy balance sheet,” continued Dang.

“While our expansion projects and backlog receive quite a bit of attention, and deservedly so, this quarter’s outperformance is also a testament to the strength of our base business, particularly natural gas. With more than 65,000 miles of natural gas pipelines connected to all major basins and demand centers, along with more than 700 billion cubic feet (Bcf) of working gas storage capacity, we are well poised to support demand growth across the country. Indeed, the growth in utilization of our five major natural gas pipeline systems has been astounding. In 2016, the annual average utilization of those systems was 74%. In 2025, utilization reached 90%,” said Dang.

“Reflecting that high utilization and the robust demand we see coming, our project backlog at the end of the first quarter of 2026 was $10.1 billion, up $145 million from the fourth quarter of 2025, as we added $375 million of projects while placing $230 million of projects in service. Natural gas projects account for approximately 92% of our project backlog and nearly 60% of the backlog is associated with projects supporting power generation and local distribution company demand. Even beyond the backlog, we continue to see strong interest from our customers in developing additional natural gas infrastructure.

“In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects, where first-full-year multiples are more favorable, but the earnings are more uneven than with our other business segments. We expect the remaining $8.9 billion of projects in the backlog, when realized, to generate an aggregate first-full-year Project EBITDA multiple of approximately 5.6 times,” continued Dang.

2026 Outlook

For 2026, KMI budgeted net income attributable to KMI of $3.1 billion, flat to the previous year. KMI’s 2026 budgeted adjusted net income attributable to KMI, which excludes Certain Items, is 5% higher than 2025, and Adjusted EPS is $1.36, also up 5% from 2025. KMI expects to declare dividends of $1.19 per share for 2026, a 2% increase from the dividends declared for 2025. The company also budgeted 2026 Adjusted EBITDA of $8.6 billion, up 2% versus 2025, and to end

2026 with a Net Debt-to-Adjusted EBITDA ratio of 3.8 times. While it is still early in the year, KMI is trending more than 3% favorable to budget on an Adjusted EBITDA basis (and with respect to the other earnings metrics stated above) due to outperformance during the sustained colder-than-normal weather in the first quarter. This guidance does not include expected contributions from the Monument Pipeline acquisition discussed below.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF, and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was up in the first quarter of 2026 relative to the first quarter of 2025, on higher contributions from our Texas Intrastate system, largely due to cold winter weather,” said KMI President Dax Sanders.

“Natural gas transport volumes were up 8% compared to the first quarter of 2025, primarily due to LNG deliveries on Tennessee Gas Pipeline (TGP). Natural gas gathering volumes were up 15% from the first quarter of 2025 across our assets, with our KinderHawk system seeing the largest growth.

“Contributions from the Products Pipelines business segment were up compared to the first quarter of 2025 due to higher commodity prices benefiting our transmix business, the recovery of retroactive rate increases following a favorable court decision, and the impact in the first quarter of 2025 of a turnaround at our condensate processing facility.

“Total refined products volumes were down 2% compared to the first quarter of 2025. Crude and condensate volumes were down 12% compared to the first quarter of 2025, due to the conversion of our Double H pipeline to natural gas liquids service, partially offset by higher volumes on Kinder Morgan Crude and Condensate Pipeline,” Sanders said.

“Terminals business segment earnings were up compared to the first quarter of 2025. The increase was led by our liquids terminals business, which benefited from higher rates and ancillary fees at our Houston Ship Channel hub facilities, as well as the recognition of payments to be received in connection with the early termination of certain storage agreements in 2026. Earnings from our bulk terminals and Jones Act tanker fleet, which remains fully contracted under term charter agreements, were also up versus the prior year period,” continued Sanders.

“CO2 business segment earnings, which include Energy Transition Ventures (ETV), were up compared to the first quarter of 2025, excluding Certain Items, due primarily to contributions from the renewable natural gas business and lower power costs in our CO2 operations. These were partially offset by lower realized crude oil and NGL prices compared to the prior year period,” said Sanders.

Other News

Corporate
•On March 12, 2026, Moody’s upgraded Kinder Morgan’s senior unsecured credit rating to Baa1 with a stable outlook from Baa2 with a positive outlook, citing reduced financial leverage, disciplined capital allocation, and a visible backlog of expansion projects. The company is now rated the equivalent of BBB+ at all three agencies.

•After 35 years with Kinder Morgan, the last six years as KMI Chief Operating Officer (COO), James Holland has announced his intention to retire effective September 4, 2026. Ken Grubb, KMI Vice President and Chief Project Officer since March 2025, will succeed Mr. Holland as COO. Prior to his work as COO, Mr. Holland held multiple positions within the Products Pipelines business segment, including President. Mr. Grubb has had various roles during his more than 35-year career, including most recently Chief Operating Officer of the Natural Gas Pipeline business segment and prior to that as Vice President of Operations for the Natural Gas Pipeline business segment’s Western Region.

Natural Gas Pipelines
•KMI has agreed to acquire Monument Pipeline, a natural gas pipeline system serving Houston and the surrounding metropolitan area, for $505 million in cash consideration, subject to customary purchase price adjustments. The acquisition includes approximately 225 miles of pipelines and provides transportation and storage services to gas utilities, LNG shippers, and industrial customers. The system is supported by long-term take-or-pay contracts with creditworthy customers, with a revenue-weighted average remaining contract term of approximately 9 years. Monument Pipeline is complementary to Kinder Morgan’s existing Texas intrastate natural gas pipeline network. The purchase price represents an expected medium-term investment-to-EBITDA multiple of less than 8.0 times, reflecting contracted growth under existing commercial agreements. The transaction is expected to close in the second quarter of 2026, subject to customary closing conditions.

•Natural Gas Pipeline Company of America (NGPL) is advancing development of its Amarillo Expansion project, which is designed to support growing demand in the Texas Panhandle. The expansion is expected to provide incremental firm transportation capacity of up to approximately 550,000 dekatherms per day. The approximately $200 million project (KM-share approximately $75 million) is targeted to be placed in service in the third quarter of 2028.

•KMI has commenced work to build the LAHA Header Project, a 750,000 Mcf/d of capacity intrastate natural gas pipeline with compression in Louisiana near the KinderHawk gathering system to provide firm transport service on a long-term demand charge basis. The approximately $100 million project is expected to be placed in service during the first quarter of 2027.

•KMI is advancing development of its Creekside Lateral project, an approximately 11.2-mile, 42-inch pipeline that will further expand natural gas delivery capabilities in Central Texas. The approximately $85 million project is designed to serve growing power generation, industrial, and data center demand and is supported by binding long-term contracts. The Creekside Lateral is targeted to be placed in service in the fourth quarter of 2026.

•On January 30, 2026, the Federal Energy Regulatory Commission (FERC) issued a Draft Environmental Impact Statement (DEIS) on Southern Natural Gas (SNG) and Elba Express (EEC) Companies’ South System Expansion 4 (SSE4) project, and the public comment period on the DEIS has since concluded. The FERC has indicated that it expects to issue an order granting a certificate of public convenience and necessity for this project in July 2026. The approximately $3.5 billion project (KM-share, including EEC, approximately $1.8 billion) is designed to increase SNG’s South Main Line capacity by roughly 1.3 Bcf/d. With the timely receipt of all permits and approvals, KMI expects to place the first phase of the project in service in the fourth quarter of 2028 and the second phase in the fourth quarter of 2029.

•On January 30, 2026, the FERC also issued a DEIS on TGP’s approximately $1.7 billion Mississippi Crossing (MSX) project, and the public comment period on the DEIS has since concluded. The FERC has indicated that it expects to issue an order granting a certificate of public convenience and necessity for this project in July 2026. With the timely receipt of all permits and approvals, the project is expected to be in service as early as the second quarter of 2028.

•KMI is continuing construction on the approximately $1.8 billion Trident Intrastate Pipeline, including pipe stringing and mainline welding activities across multiple counties in Texas. The roughly 219-mile, 2 Bcf/d project is designed to provide natural gas transportation service from Katy, Texas, to the industrial corridor near Port Arthur, Texas. KMI expects to place the first phase of the project in service in the first quarter of 2027. Due to staggered contract start dates, Trident is expected to generate approximately 30% of its full run-rate contracted Project EBITDA in 2027. KMI expects the second phase to be placed in service in the fourth quarter of 2028.

•Florida Gas Transmission (FGT) completed open seasons on its South Florida and Phase IX projects. FGT added additional volume in its Phase IX open season, demonstrating strong market demand. Together, these projects are expected to result in capital expenditures of more than $700 million (KM-share).

•KMI has completed construction operations on its approximately $165 million Hiland Express Pipeline project to convert the Double H Pipeline system from crude oil to natural gas liquids service, providing Williston Basin producers and midstream companies with pipeline capacity to key market hubs. The pipeline is undergoing line-fill operations, and the project is anticipated to be in service by the middle of the second quarter of 2026.

•On February 25, 2026, Colorado Interstate Gas Company placed in service an expansion of its Totem Storage facility, increasing storage deliverability and improving late season withdrawal capability for customers along Colorado’s Front Range. The approximately $80 million project (KM-share approximately $40 million) is fully subscribed by Public Service Company of Colorado and supports electric demand associated with weather conditions and renewable generation.

Products Pipelines
•On April 20, 2026, KMI and Phillips 66 announced the successful close of their second open season for the proposed Western Gateway Pipeline system with sufficient customer commitments to advance the project, subject to execution of definitive transportation service agreements, joint venture agreements, and respective board approvals. The refined products pipeline system would connect Midwest and Gulf Coast refinery supplies to Phoenix, Arizona and California markets with connectivity to Las Vegas, Nevada, via Kinder Morgan’s CALNEV Pipeline. The project is targeted for completion by mid-2029.

•On April 1, 2026, KMI placed in service its most recent SFPP East Line expansion project to Tucson, Arizona. The project created an additional 2,500 barrels per day of diesel capacity to Tucson. The project is fully supported by long-term, take-or-pay customer commitments for all of the additional capacity.

Terminals
•On January 2, 2026, KMI and a major Houston Ship Channel refining customer executed various contractual amendments effectuating the early termination of terminal service agreements at KMI’s Kinder Morgan Export Terminal (KMET) and its Pasadena, Texas terminal in exchange for a series of lump sum payments. The early terminations facilitated the advancement of two accretive back-fill opportunities for KMI, discussed below, strategically re-contracting the entirety of the released storage position on a long-term basis at attractive rates:

◦KMI is expanding its industry-leading storage, connectivity, and logistics offering in its Houston Ship Channel refined products hub. The scope of work includes the construction of two dedicated refined products pipelines connecting KMI’s Pasadena terminal with a nearby major refinery, as well as various intra-terminal piping and tank modifications, including enhanced in-tank blending capabilities for butane and other gasoline components. The approximately $139 million project is supported by a long-term storage and volume commitment with a major national oil company and is expected to be in service in the third quarter of 2027.

◦KMI is expanding the connectivity and capabilities of its 1.5-million-barrel KMET terminal on the Houston Ship Channel. The scope of work includes the reconfiguration of two existing bi-directional refined products pipelines between KMET and KMI’s Pasadena terminal and various piping and tank modifications enhancing the in-tank blending capabilities at KMET. The approximately $30 million project is supported by a long-term storage commitment with a major international trading company and is expected to be in service in the first quarter of 2027.

All expected in-service dates for projects described above assume timely receipt and continued effectiveness of all necessary permits and approvals.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient, and environmentally responsible manner for the benefit of the people, communities, and businesses we serve. We own an interest in or operate approximately 78,000 miles of pipelines, 136 terminals, more than 700 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.9 Bcf per year of gross production. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities, including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, April 22, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses (EBDA), along with the non-GAAP financial measures of Adjusted Net Income Attributable to Common Stock, in the aggregate and per share, Adjusted Segment EBDA, Adjusted Net Income Attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses), or (3) align the timing of cash impacts from natural gas inventory hedges with the future associated physical withdrawals from inventory. (See the accompanying Tables 2, 3, 5, and 6.) We also include adjustments related to joint ventures (see “Amounts associated with Joint Ventures” below).

The following table summarizes our Certain Items for the three months ended March 31, 2026 and 2025.

	Three Months Ended March 31,
	2026	2025
	(In millions)
Certain Items
Risk management activities (1)(2)	$113	$84
Income tax Certain Items (3)	(26)	(35)
Total Certain Items (4)(5)	$87	$49

Notes
(1)	Includes changes in fair value of unsettled derivatives, of which gains or losses are reflected within non-GAAP financial measures when realized.
(2)	Includes natural gas inventory hedges, of which gains or losses are reflected within non-GAAP financial measures when the associated physical gas is withdrawn from inventory.
(3)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(4)	Amount for the period ended March 31, 2025 includes $2 million reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Income of "Risk management activities."
(5)	Amount for the period ended March 31, 2025 includes $2 million reported within "Interest, net" on the accompanying Preliminary Consolidated Statement of Income of “Risk management activities.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. (KMI) is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors, and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors, and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors, and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance, and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A, including the amortization of basis differences related to our joint ventures, income tax expense, and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts associated with Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors, and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts associated with Joint Ventures - Certain Items and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculation of Adjusted EBITDA related to our unconsolidated and consolidated JVs includes the same adjustments (DD&A, including the amortization of basis differences related to joint ventures only, and income tax expense) with respect to the JVs as those included in the calculation of Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculation of Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses, or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors, and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A, and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts associated with Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors, and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors, and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 6.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s 2026 expectations; anticipated dividends; KMI’s capital projects, including the regulatory environment for projects and expected costs, completion timing and benefits of those projects; and proposed joint ventures. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; changes in tariffs and trade restrictions; repercussions of recent armed conflicts between Israel and Hamas and between the U.S., Israel and Iran; including commodity price volatility and potential adverse effects on financial and economic conditions; our ability to obtain required permits and approvals for pending expansion projects when expected; KMI’s ability to negotiate terms of the proposed Western Gateway Pipeline joint venture with Phillips 66; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2025 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2026	2025
Revenues	$4,828	$4,241
Operating costs, expenses, and other
Costs of sales (exclusive of items shown separately below)	1,749	1,476
Operations and maintenance	711	711
Depreciation, depletion, and amortization	633	610
General and administrative	184	187
Taxes, other than income taxes	114	112
Other income, net	(7)	—
Total operating costs, expenses, and other	3,384	3,096
Operating income	1,444	1,145
Other income (expense)
Earnings from equity investments	254	220
Interest, net	(430)	(451)
Other, net	20	15
Income before income taxes	1,288	929
Income tax expense	(287)	(186)
Net income	1,001	743
Net income attributable to NCI	(25)	(26)
Net income attributable to Kinder Morgan, Inc.	$976	$717
Class P Shares
Basic and diluted earnings per share	$0.44	$0.32	38%
Basic and diluted weighted average shares outstanding	2,225	2,222	—%
Declared dividends per share	$0.2975	$0.2925	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (1)	$1,063	$766	39%
Adjusted EPS (1)	$0.48	$0.34	41%

Notes
(1)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2026	2025
Net income attributable to Kinder Morgan, Inc.	$976	$717	36%
Certain Items (1)
Risk management activities	113	84
Income tax Certain Items	(26)	(35)
Total Certain Items	87	49	78%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$1,063	$766	39%

Net income attributable to Kinder Morgan, Inc.	$976	$717	36%
Total Certain Items (2)	87	49
Net income allocated to participating securities and other (3)	(6)	(4)
Adjusted Net Income Attributable to Common Stock	$1,057	$762	39%

Net income attributable to Kinder Morgan, Inc.	$976	$717	36%
Total Certain Items (2)	87	49
DD&A	633	610
Income tax expense (4)	313	221
Interest, net (5)	430	449
Amounts associated with joint ventures
Unconsolidated JV DD&A (6)	91	100
Remove consolidated JV partners' DD&A	(16)	(15)
Unconsolidated JV income tax expense (7)	25	26
Adjusted EBITDA	$2,539	$2,157	18%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Other for the period ended March 31, 2026 includes Adjusted net income in excess of distributions for participating securities of $1 million.
(4)	To avoid duplication, adjustments for income tax expense for the periods ended March 31, 2026 and 2025 exclude $(26) million and $(35) million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	To avoid duplication, adjustments for interest, net for the period ended March 31, 2025 exclude $2 million which amount is already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes amortization of basis differences related to our JVs.
(7)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL, and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended March 31,
	2026	2025
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,711	$1,453
Certain Items (2)
Risk management activities	86	80
Natural Gas Pipelines Adjusted Segment EBDA	$1,797	$1,533

Products Pipelines Segment EBDA	$320	$273
Certain Items (2)
Risk management activities	5	1
Products Pipelines Adjusted Segment EBDA	$325	$274

Terminals Segment EBDA	$329	$275
Certain Items (2)
Risk management activities	1	—
Terminals Adjusted Segment EBDA	$330	$275

CO2 Segment EBDA	$168	$181
Certain Items (2)
Risk management activities	21	1
CO2 Adjusted Segment EBDA	$189	$182

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended March 31,
	2026	2025
Natural Gas Pipelines
Natural gas transport volumes (BBtu/d)	49,475	45,978
Natural gas sales volumes (BBtu/d)	3,893	2,598
Gathering volumes (BBtu/d)	4,319	3,758
NGL transport (MBbl/d)	44	32
Products Pipelines (MBbl/d)
Gasoline (2)	912	933
Diesel fuel	340	336
Jet fuel	293	302
Total refined product volumes	1,545	1,571
Crude and condensate	420	476
Total delivery volumes (MBbl/d)	1,965	2,047
Terminals
Liquids leasable capacity (MMBbl)	78.7	78.8
Liquids utilization % (3)	93.5%	94.3%
Bulk transload tonnage (MMtons)	12.1	12.2
CO2 (MBbl/d)
SACROC oil production	20.24	19.26
Yates oil production	5.66	5.94
Other	1.05	1.10
Total oil production - net (MBbl/d) (4)	26.95	26.30
NGL sales volumes - net (MBbl/d) (4)	9.73	9.28
CO2 sales volumes - net (Bcf/d)	0.313	0.310
RNG sales volumes (BBtu/d)	13	8
Realized weighted average oil price ($ per Bbl)	$65.42	$68.38
Realized weighted average NGL price ($ per Bbl)	$30.02	$35.36

CO2 Segment Hedges	Remaining 2026	2027	2028
Crude Oil (5)
Price ($ per Bbl)	$64.54	$63.63	$65.37
Volume (MBbl/d)	23.15	17.30	6.50
NGLs
Price ($ per Bbl)	$42.61	$45.80
Volume (MBbl/d)	3.97	0.25

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	The ratio of our tankage capacity in service to liquids leasable capacity.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$72	$63
Other current assets	2,635	2,691
Property, plant, and equipment, net	39,699	39,331
Investments	7,651	7,532
Goodwill	20,084	20,084
Deferred charges and other assets	2,931	3,047
Total assets	$73,072	$72,748
Liabilities and Stockholders' Equity
Short-term debt	$2,186	$1,226
Other current liabilities	2,996	3,096
Long-term debt	29,719	30,597
Debt fair value adjustments	151	180
Other	5,437	5,200
Total liabilities	40,489	40,299
Other stockholders' equity	31,459	31,117
Accumulated other comprehensive (loss) income	(137)	45
Total KMI stockholders' equity	31,322	31,162
Noncontrolling interests	1,261	1,287
Total stockholders' equity	32,583	32,449
Total liabilities and stockholders' equity	$73,072	$72,748

Net Debt (1)	$31,798	$31,716

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	March 31,	December 31,
	2026	2025
Net income attributable to Kinder Morgan, Inc.	$3,315	$3,056
Total Certain Items (3)	(119)	(157)
DD&A	2,476	2,453
Income tax expense (4)	926	834
Interest, net (4)	1,768	1,788
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	381	391
Less: Consolidated JV partners' DD&A	(63)	(63)
Unconsolidated JV income tax expense	88	89
Adjusted EBITDA	$8,772	$8,391

Net Debt-to-Adjusted EBITDA	3.6	3.8

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $35 million and $44 million as of March 31, 2026 and December 31, 2025, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Includes amortization of basis differences related to our JVs.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2026	2025
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$976	$717
Net income attributable to noncontrolling interests	25	26
DD&A	633	610
Deferred income taxes	281	167
Earnings from equity investments	(254)	(220)
Distribution of equity investment earnings (1)	150	185
Working capital and other items	(320)	(323)
Cash flow from operations	1,491	1,162
Capital expenditures (GAAP)	(804)	(766)
FCF	687	396
Dividends paid	(654)	(642)
FCF after dividends	$33	$(246)

Notes
(1)	Periods ended March 31, 2026 and 2025 exclude distributions from equity investments in excess of cumulative earnings of $46 million and $45 million, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.